                                                                       Exhibit 1

[LIPMAN TRANSACTION SOLUTIONS LOGO]

ISRAEL:                                          UNITED STATES:
Maya Lustig                                      Jeff Corbin/Lee Roth
Investor Relations & Public Relations Manager    KCSA Worldwide
Lipman Electronic Engineering Ltd.               800 Second Ave.
11 Haamal Street, Park Afek                      New York, NY 10017
Rosh Haayin 48092, Israel                        (212) 896-1214/(212) 896-1209
972-3-902-9730                                   jcorbin@kcsa.com/lroth@kcsa.com
maya_l@lipman.co.il

     LIPMAN COMMENTS ON FILING OF MOTION FOR CLASS ACTION LAWSUIT IN ISRAEL

Rosh Haayin, Israel, October 11, 2005 - Lipman Electronic Engineering Ltd.
(Nasdaq, TASE: LPMA) today announced that it has been named as a defendant in a purported securities lawsuit filed in the Tel Aviv district court. A motion has been filed by the plaintiff in this action seeking the approval of a securities class action lawsuit against the Company and Isaac Angel, the Company's
President and CEO. The lawsuit alleges violations of Israeli securities laws due to the Company allegedly withholding material information.

The Company believes that the allegations in the complaint are without merit and intends to vigorously defend against them.

ABOUT LIPMAN

Lipman is a leading worldwide provider of electronic payment systems. Lipman develops, manufactures and markets a variety of handheld, wireless and landline
POS terminals, electronic cash registers, retail ATM units, PIN pads and smart card readers, as well as integrated PIN and smart card ("Chip & PIN") solutions.
In addition, Lipman develops technologically advanced software platforms that offer comprehensive and customized transaction processing solutions for its customers, as well as managed professional services such as on-site and call-center support with remote terminal management.

Lipman's corporate headquarters and R&D facilities are located in Israel. Lipman also maintains offices in the US, United Kingdom, Turkey, China, Spain, Finland,
Russia, Italy, Canada, Brazil, Argentina, Mexico, Australia and India. For more information visit www.lipman.biz

Statements concerning Lipman's business outlook or future economic performance;
product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements" as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: our dependence on distributors and customers; the competitive market for our products; market acceptance of new products and continuing products; timely product and technology development/upgrades and the ability to manage changing market conditions; manufacturing in Israel; compliance with industry and government standards and regulations; dependence on key personnel; possible business disruption from acquisitions; and other factors detailed in Lipman's filings with the U.S. Securities and Exchange Commission. Lipman assumes no obligation to update the information in this release.